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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                -----------------


                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 Or 15(d) of the
                        Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):   JULY 3,1996

                            LITTON INDUSTRIES, INC.
               (Exact name of registrant as specified in charter)

 Delaware                        1-3998                  95-1775499
(State or other                 (Commission             (I.R.S. Employer
jurisdiction of                 File Number)            Identification No.)
incorporation)


21240 Burbank Boulevard, Woodland Hills, California      91367
   (Address of principal executive offices)             (Zip code)

Registrant's telephone number, including area code:  (818) 598-5000

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Item 5.  Other

As previously reported by the Registrant, Litton Systems, Inc. ("Litton") is suing Honeywell, Inc. ("Honeywell") for patent infringement relating to the manufacture of ring laser gyro navigation systems which are used in commercial aircraft. On August 31, 1993, a United States District Court jury rendered a verdict in favor of Litton in the amount of $1.2 billion. On January 9, 1995, United States District Court Judge Mariana R. Pfaelzer released a Memorandum of Decision finding Litton's patent invalid and rejecting the jury verdict. Litton appealed to the United States Court of Appeals for the Federal Circuit. On July 3, 1996, the Court of Appeals rendered a decision reversing Judge Pfaelzer, finding the patent valid and infringed by Honeywell. The Court of Appeals reinstated the jury's verdict on liability including the findings of interference with contract and prospective business advantage but ordered a new trial on the amount of damages sustained by Litton.

In addition to the previously described litigation, in related litigation, and as previously reported by the Registrant, Litton is also suing Honeywell on antitrust grounds. After trial of that case in the United States District Court for the Central District of California, on February 29, 1996, the jury rendered a verdict in favor of Litton. On July 25, 1996, United States District Court Judge Mariana R. Pfaelzer upheld the jury's verdict that Honeywell attempted to illegally monopolize and did monopolize the market for inertial reference systems for large commercial air transport, commuter and business aircraft. However, Judge Pfaelzer declined to enter the $234 million jury verdict on the basis that Litton's damage study as presented failed to disaggregate damages between illegal and legal acts. The Judge ordered a new trial limited to the issue of the amount of damages sustained by Litton attributable to Honeywell's unlawful conduct.

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                                   SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        LITTON INDUSTRIES, INC.
                                        (Registrant)



                                        By /s/ John E. Preston
                                        ----------------------

                                           John E. Preston
                                          Senior Vice President

July 26, 1996





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